Exhibit 6.4ii

FOURTH AMENDED AND RESTATED SECURED PROMISSORY NOTE
(TERM LOAN)

$9,850,000	August 1, 2014

FOR VALUE RECEIVED, the undersigned ELIO MOTORS, INC., an Arizona corporation with its principal place of business located at 102 W. El Caminito Drive, Phoenix, AZ 85021 and at 7600 General Motors Boulevard, Shreveport, LA ("Borrower"), hereby unconditionally promises to pay to the order of CH Capital Lending, LLC, a Delaware limited liability company with offices at c/o Fainsbert Mase Brown Gordon & Sussman LLP 11100 Santa Monica Boulevard – Suite 870 Los Angeles, CA 90025 (together with its successors, transferees and assigns, “Lender”), on or before the Maturity Date, the principal sum of Nine Million Eight Hundred Fifty Thousand Dollars ($9,850,000) in accordance with the terms of this Fourth Amended and Restated Secured Promissory Note (Term Loan) (this “Note”).  This Note is issued pursuant to that certain Loan and Security Agreement, dated February 28, 2013 (as amended from time to time, the “Loan Agreement”), entered into by and between Borrower and GemCap Lending I, LLC, a Delaware limited liability company (the “Prior Lender”) and the other Loan Documents.  Prior Lender sold and assigned the Loan Agreement and the other Loan Documents to Lender on August 1, 2014, and Lender is the current lender under the Loan Agreement and owner and holder of the Loan Agreement and the other Loan Documents.  Capitalized terms used herein and not defined herein shall have their respective meanings as set forth in the Loan Agreement.

INTEREST; AMORTIZATION; DUE DATE; PREPAYMENT:  Interest on the unpaid principal balance hereof shall be computed on the basis of the actual number of days elapsed and a year of 360 days and (i) for the period from the Closing Date through and including February 28, 2014, shall accrue at a rate equal to Fifteen Percent (15%) per annum, (ii) for the period commencing on March 1, 2014 through and including May 31, 2014, shall accrue at a rate equal to Twelve Percent (12%) per annum, (iii) for the period commencing June 1, 2014 through and including July 31, 2014, shall accrue at a rate equal to Twenty Percent (20%) per annum, and (iv) for the period commencing on August 1, 2014 through and including the Maturity Date, shall accrue at a rate of Ten Percent (10%) per annum.  Following and during the continuation of an Event of Default, interest on the unpaid principal balance shall accrue at a rate equal to Twenty Percent (20%) per annum.

Principal, interest and all other amounts due pursuant to this Note and the Loan Agreement shall be due and payable by Borrower as follows:  (i) interest for the eight-month period commencing on the date that the Loan proceeds are disbursed by Prior Lender through and including October 31, 2013 shall be paid in advance on February 28, 2013, and shall be deemed fully earned when paid; (ii) interest for the period commencing on November 1, 2013 through and including February 28, 2014 shall be paid on or before December 31, 2013, and shall be deemed fully earned when paid; (iii) interest for the period commencing on March 1, 2014 through and including May 31, 2014 shall be paid monthly in advance on the first day of each and every consecutive month commencing on March 1, 2014, and shall be deemed fully earned when paid; (iv) interest for the period commencing on June 1, 2014 through and including June 30, 2014 shall be paid on or before June 20, 2014, and shall be deemed fully earned when paid; (v) interest for the period commencing on July 1, 2014 through July 31, 2014 shall be paid on or before August 1, 2014, and shall be deemed fully earned when paid; (vi) interest for the period commencing on August 1, 2014 through the Maturity Date shall be due and payable in advance on the first Business Day of each and every calendar month commencing on August 1, 2014, and shall be deemed fully earned when paid; and (vii) one (1) payment in the amount of the unpaid principal balance, together with all accrued and unpaid interest thereon and all fees, costs and other unpaid amounts due and owing to Lender pursuant to this Note, the Loan Agreement and the other Loan Documents, shall be due and payable on the Maturity Date (the “Final Payment”).

Borrower may voluntarily prepay the unpaid principal sum hereof without premium or penalty, provided, however, that, (i) such prepayment is no less than the amount of the then-outstanding principal sum of the Term Loan and all accrued and unpaid interest thereon, and (ii) as part of such prepayment, Borrower pays Lender all other amounts due to Lender pursuant to this Note, the Loan Agreement and other Loan Documents.

FEES AND COSTS:  All fees, costs and expenses set forth in this Note, the Loan Agreement and other Loan Documents shall be paid by Borrower in accordance with the terms hereof and thereof.

MAXIMUM RATE OF INTEREST:  It is intended that the Interest Rate and the Default Interest Rate shall never exceed the maximum rate, if any, which may be legally charged in the State of California for loans made to corporations (the “Maximum Rate”).  If the provisions for interest contained in this Note would result in a rate higher than the Maximum Rate, the interest shall nevertheless be limited to the Maximum Rate and any amounts which may be paid toward interest in excess of the Maximum Rate shall be applied to the reduction of principal, or, at the option of Lender, returned to the Borrower.

NOTICES:  All notices shall be given in accordance with the Loan Agreement at Lender’s address designated in the Loan Agreement, or to such other place as Lender may from time to time direct by written notice to Borrower.

APPLICATION OF PAYMENTS:  All payments made hereunder shall be made without defense or set-off for any debt or other claim which Borrower may assert against Lender.  All payments received hereunder shall be applied in accordance with the provisions of the Loan Agreement.

PAYMENT AND COLLECTION:  In order to satisfy Borrower’s payment of the Monthly Payments and all fees, expenses and charges as set forth or described in this Note, the Loan Agreement and other Loan Documents, Borrower hereby irrevocably authorizes the Lender to initiate manual and automatic electronic (debit and credit) entries through the Automated Clearing House or other appropriate electronic payment system (“ACH”) to all deposit accounts maintained by Borrower, wherever located.  At the request of the Lender, Borrower shall complete, execute and deliver to the institution set forth below (with a copy to the Lender) any ACH agreement, voided check, information and/or direction letter reasonably necessary to so instruct Borrower’s depository institution.  Borrower (i) shall maintain in all respects this ACH arrangement; (ii) shall not change depository institutions without Lender’s prior written consent, and if consent is received, shall immediately execute similar ACH instruction(s), and (iii) waives any and all claims for loss or damage arising out of debits or credits to/from the depository institution, whether made properly or in error.  Borrower has communicated and instructed the institution(s) set forth below:

Bank Name:	BMO Harris Bank
Address:	111 West Monroe
Chicago, IL 60603
ABA#:	071025661
Account #	XXXXXX5296
Phone:	(602) 650-3725
Reference:	CH Capital Lending, LLC
Contact Person:	Lilianna Simpson

Payment of the Final Payment shall be payable by wire transfer of immediately available funds to the account specified by Lender, in lawful money of the United States.

SECURITY:  This Note is secured by a pledge of the Collateral as described in the Loan Documents.  The Borrower hereby acknowledges, admits and agrees that its obligations under this Note, the Loan Agreement and other Loan Documents are full recourse obligations to which Borrower pledges its full faith and credit.  Borrower further acknowledges that the Collateral is subject to an Intercreditor Agreement, dated as of February 28, 2013, by and between Lender (as successor-in-interest to Prior Lender) and the Revitalizing Auto Communities Environmental Response Trust, as amended from time to time.

DEFAULTS; REMEDIES:  If either any amount under this Note is not paid in full when due or upon the happening of an Event of Default, the Lender may declare the unpaid principal sum, accrued and unpaid interest and all other amounts under this Note, the Loan Agreement and other Loan Documents immediately due and payable.  In such event, Lender may enforce the payment of this Note either by proceeding against the Collateral, or against the Borrower in one or more proceedings separately, successively, or simultaneously and in any order or manner permitted by law as Lender deems desirable.  Lender shall not be required to exhaust its security before proceeding against the Borrower.  None of the rights or remedies of the Lender are to be deemed waived or affected by any failure or delay of the Lender to exercise its rights; and, in addition, the Lender shall have all of its rights and remedies set forth herein, the Loan Agreement and other Loan Documents.

The failure to exercise any of the rights and remedies set forth in this Note, the Loan Agreement or other Loan Documents shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect of the same event or any other event.  The acceptance by Lender of any payment which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing rights and remedies at that time or at any subsequent time or nullify any prior exercise of any such rights and remedies without the express written consent of Lender, except as and to the extent otherwise provided by law.

ATTORNEYS’ FEES AND COSTS:  If the Lender incurs any loss, costs or expenses in enforcing or collecting this Note, in whole or in part, or enforcing any of the terms of this Note, the Borrower agrees to pay all losses, costs and expenses so paid or incurred by Lender including, without limitation, reasonable attorneys’ fees and costs.

NON-PAYMENT OF FEES AND COSTS:  All fees, costs and expenses as provided in this Note, the Loan Agreement and other Loan Documents not paid when due shall be added to principal and shall thereafter bear interest at the Default Interest Rate.

WAIVERS:  The Borrower waives demand for payment, presentment for payment, protest, notice of nonpayment or dishonor and any and all other notices and demands whatsoever.

TERMINOLOGY:  Any reference herein to Lender shall be deemed to include and apply to every subsequent holder of this Note.

HEADINGS:  The headings in this Note are for convenience of reference only and shall not affect the meaning or interpretation of this Note or any provision hereof.

LOAN AGREEMENT:  Reference is made to the Loan Agreement for provisions as to the Loan Documents, Loans, Collateral, fees, charges, remedies and other matters.  If there is any conflict between the terms of this Note and the terms of the Loan Agreement, the terms of the Loan Agreement shall control.

APPLICABLE LAW.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, THE LAWS OF WHICH THE BORROWER HEREBY EXPRESSLY ELECTS TO APPLY TO THIS NOTE, WITHOUT GIVING EFFECT TO PROVISIONS FOR CHOICE OF LAW THEREUNDER.  THE BORROWER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE OR ARISING OUT OF THIS NOTE SHALL BE COMMENCED IN ACCORDANCE WITH THE PROVISIONS OF THIS NOTE.

WAIVER OF JURY TRIAL.  BORROWER HEREBY WAIVES ANY AND ALL RIGHTS THAT IT MAY NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR ANY STATE TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING EITHER DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING BETWEEN BORROWER, LENDER OR ITS SUCCESSORS AND ASSIGNS, OUT OF OR IN ANY WAY CONNECTED WITH THIS NOTE, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS AND/OR THE COLLATERAL.  IT IS INTENDED THAT SAID WAIVER SHALL APPLY TO ANY AND ALL DEFENSES, RIGHTS, AND/OR COUNTERCLAIMS IN ANY ACTION OR PROCEEDINGS BETWEEN BORROWER AND LENDER.  BORROWER WAIVES ALL RIGHTS TO INTERPOSE ANY CLAIMS, DEDUCTIONS, SETOFFS OR COUNTERCLAIMS OF ANY KIND, NATURE OR DESCRIPTION IN ANY ACTION OR PROCEEDING INSTITUTED BY LENDER WITH RESPECT TO THIS NOTE, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL OR ANY MATTER ARISING THEREFROM OR RELATING THERETO, EXCEPT COMPULSORY COUNTERCLAIMS.

CONSENT TO JURISDICTION.  BORROWER HEREBY (a) IRREVOCABLY SUBMITS AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CALIFORNIA, LOS ANGELES COUNTY WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS NOTE, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS AND/OR THE COLLATERAL OR ANY MATTER ARISING THEREFROM OR RELATING THERETO, AND (b) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT THERETO.  IN ANY SUCH ACTION OR PROCEEDING, BORROWER WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT OR OTHER PROCESS AND PAPERS THEREIN AND AGREES THAT THE SERVICE THEREOF MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT ITS OFFICES SET FORTH HEREIN OR OTHER ADDRESS THEREOF OF WHICH LENDER HAS RECEIVED NOTICE AS PROVIDED IN THE LOAN AGREEMENT.  NOTWITHSTANDING THE FOREGOING, BORROWER CONSENTS TO THE COMMENCEMENT BY LENDER OF ANY SUIT, ACTION OR PROCEEDING IN ANY OTHER JURISDICTION TO ENFORCE LENDER’S RIGHTS AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING.

ASSIGNMENT:  Lender reserves the right to sell, assign, transfer, negotiate, or grant participation interests in all or any part of this Note, or any interest in Lender’s rights and benefits hereunder.

LOST NOTE:  In the event of the loss, theft, destruction or mutilation of this Note, upon request of Lender and submission of evidence reasonably satisfactory to the Borrower of such loss, theft, destruction or mutilation, and, in the case of any such loss, theft, or destruction, upon delivery of a bond or indemnity reasonably satisfactory to Borrower, or in the case of any such mutilation, upon surrender and cancellation of this Note, Borrower will issue a new Note of like tenor as the lost, stolen, destroyed or mutilated Note.

AMENDMENT AND RESTATEMENT:  This Note is given in substitution for, and amends and restates in its entirety, and as so amended and restated supersedes, that certain Secured Promissory Note (Term Loan), dated February 28, 2013, delivered by Borrower to Prior Lender in the original principal amount of $9,850,000, that certain Amended and Restated Secured Promissory Note (Term Loan), dated December 24, 2013, delivered by Borrower to Prior Lender in the original principal amount of $9,850,000, that certain Second Amended and Restated Secured Promissory Note (Term Loan), dated February 27, 2014, delivered by Borrower to Prior Lender in the original principal amount of $9,850,000, and that certain Third Amended and Restated Secured Promissory Note (Term Loan), dated May 31, 2014, delivered by Borrower to Prior Lender in the original principal amount of $9,850,000 (collectively, the “Existing Notes”).  This Note is not in payment, novation, satisfaction or cancellation of the Existing Notes, or of the indebtedness evidenced and secured thereby, and such indebtedness is hereby ratified and confirmed by Borrower, as amended hereby.  It is expressly understood and agreed that this Note is given to amend and restate the terms of the Existing Notes, and that no part of the indebtedness evidenced by the Existing Notes shall be discharged, cancelled or impaired by the execution and delivery of this Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Fourth Amended and Restated Secured Promissory Note (Term Loan) has been duly executed and delivered by the Borrower as of the day and year first above written.

BORROWER:

ELIO MOTORS, INC.

By:	/s/ Paul Elio
Name:	Paul Elio
Title:	CEO

[SIGNATURE PAGE – FOURTH AMENDED AND RESTATED SECURED PROMISSORY NOTE (TERM LOAN)]